FOR IMMEDIATE RELEASE

Nasdaq Notifies Walker of Delisting

SAN FRANCISCO, CA - March 5, 2001 -- Walker Interactive Systems, Inc.

(Nasdaq: WALK), a global provider of e-business solutions for the enterprise, has been notified today by Nasdaq that at the close of business on March 5, 2001, Walker securities will be delisted from the Nasdaq National Stock Market. Following this date, Walker shares will be eligible to trade on the Over the Counter (OTC) Bulletin Board.

"The delisting follows an appeal made by the Company on February 15, 2001 in Washington D.C.," commented Frank Richardson, chief executive officer of Walker. "We shared with the delisting panel the strategy for returning to compliance, but this did not meet the panel's time frame which required Walker to return to compliance by the end of this quarter. The delisting does not affect our ability to execute on our 2001 business plan. We have started the year very positively by already closing a number of deals, and our license and service backlogs continue to grow. We will continue to run the business in the interest of our shareholders. When the Company meets Nasdaq compliance, Walker will immediately apply for relisting."

About Walker

Walker Interactive Systems, Inc. (Nasdaq:WALK), headquartered in San Francisco, California, is a leading, global provider of e-business solutions for the enterprise. The Walker family of e-business applications and vertical industry solutions, combined with integration and consulting services, is utilized by Global 2000 organizations in industries including banking and financial services, retail, transportation and utilities. Information about Walker is available at http://www.walker.com or 1-800-PICK-WALKER.

Copyright © 2001 Walker Interactive Systems, Inc. Walker, Horizon and Deep e-business solutions are trademarks and/or registered trademarks of Walker Interactive Systems, Inc. All other brand and product names are trademarks of their respective owners.

This news release contains forward-looking statements. Actual results may differ materially from any forward-looking statements contained in this news release due to a number of factors that could materially and adversely affect Walker's business, financial condition, operating results and stock price. These factors are discussed in the company's most recent Annual Report to Stockholders, which includes the most recent Annual Report on Form 10-K, and in the company's quarterly 10-Q reports. The information contained in such discussions should be considered in evaluating Walker's prospects and future financial performance.

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For additional information contact:

Stan Vogler
Walker 415/243.2737